Exhibit 10.23

 Corporate Office: 4281 Technology Drive   Fremont, CA 94538   Ph: 510-438-4700   Fax: 510-353-0668 www.axt.com

From:  Morris Young

To:  Davis Zhang

Re:  New position

Date: October 30, 2009

I am pleased to inform you that the Board has appointed you to a new position, President, AXT China Operations, reporting to me.  Your duties and responsibilities will include responsibility for AXT’s joint venture operations, new joint venture development, other business development in China, such as mergers and acquisitions and initial public offerings, assisting me in managing our manufacturing operations in China, and such other tasks as you may be assigned from time to time.

Your new position is effective immediately.  Your new salary will be Two Hundred Sixty Thousand Dollars ($260,000.00) per year.

In addition, the Board has granted you an option to purchase Fifty Thousand (50,000) shares of AXT’s common stock pursuant to the terms of its currently effective stock option plan, the terms of which shall supersede any inconsistent term of this letter.  The option will have an exercise price equal to the Market Closing Price of AXT’s common stock on October 26, 2009.  Shares subject to this grant shall vest over a four (4) year period according to the following schedule:  1) Twenty-Five percent (25%) of the option will vest upon the successful completion of your first year’s employment in your new position; 2) Beginning in your second year of employment in that position, the balance of the option will vest in equal monthly installments upon your successful completion of each of the next thirty-six (36) months of employment.

Except as modified above, the terms of your employment agreement dated January 10, 2006, and the amendment thereto dated July 26, 2007, remain in effect.  I look forward to working with you in your new position.